Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION ANNOUNCES THE ELECTION OF NEW DIRECTOR

HOUSTON, Texas, October 2, 2024 – Murphy Oil Corporation (NYSE: MUR) announced today the election of Robert B. Tudor, III, to the Company’s Board of Directors, effective October 2, 2024.

Mr. Tudor is the founder and CEO of Artemis Energy Partners, an investing and advisory platform focused on companies involved in the global energy markets. He is also a retired Founder and CEO of Tudor, Pickering, Holt & Co. Prior to forming TPH, Mr. Tudor was a Partner at Goldman Sachs and a leader of its worldwide energy practice.

Mr. Tudor is currently the Chairman of the Houston Energy Transition Initiative, which is a consortium of Houston’s leading energy companies working to shape the region’s Energy Transition Strategy. He also serves on the Board of Directors of Puloli, Inc., an early-stage methane detection and measurement company, New ASEAN Energy, a US-based company involved in the Petrochemicals industry in Asia, as well as P6 Technologies, Inc., a leading provider of product life cycle assessment software.

Mr. Tudor is the past Chair of the Greater Houston Partnership and of the Rice University Board of Trustees. He serves on the Board of Advisors for Rice University’s Baker Institute for Public Policy, the National Petroleum Council, the Jones School of Business at Rice, and the National Advisory Board for the Tulane Center for Energy Law. Mr. Tudor also serves on the Board of Directors of the Houston Symphony, Good Reason Houston, the MD Anderson Cancer Center Board of Visitors, and the Rice Management Company.

Mr. Tudor holds a bachelor’s degree in English and Legal Studies from Rice University, and a JD from Tulane Law School.

Claiborne Deming, Chairman of the Board of Directors of Murphy, said, "On behalf of our entire Board, I am pleased to add Bobby to our Board with his depth of professional experience and look forward to his contributions to our business."

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

Investor Contacts: InvestorRelations@murphyoilcorp.com Kelly Whitley, 281-675-9107 Megan Larson, 281-675-9470 Beth Heller, 832-506-6831